PROMEDCO MANAGEMENT COMPANY
EXHIBIT 11
Computation of Per Share Earnings


                                                                      Years Ended December 31,
                                                                     1997                  1998
BASIC
     Weighted average shares outstanding                               9,320,174           17,995,797
     Contingently issuable shares in business combinations             2,055,488              626,191
                                                              ------------------    -----------------
     Number of common shares outstanding                              11,375,662           18,621,988
                                                              ==================    =================

DILUTED
     Weighted average shares outstanding                               9,320,174           17,995,797
     Contingently issuable shares in business combinations             2,055,488              626,191
     Net common shares issuable on exercise of certain
         stock options and warrants (1)                                2,848,536            2,335,783
     Other dilutive securities                                            -                    -
                                                              ------------------    -----------------
     Number of common shares outstanding                              14,224,198           20,957,771
                                                              ==================    =================










         (1) Net common shares issuable on exercise of certain stock options and warrants is calculated based on the treasury stock method